Exhibit 99.1

Mobiquity Technologies Wins Contract with the Largest Regional Ad Network in Latin America

NEW YORK, Feb. 19, 2019 /PRNewswire/ -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading provider of  next generation, mobile first, programmatic advertising capabilities is partnering with Adsmovil – a company that operates the largest mobile ad network in all of Latin America.  The partnership will create a uniquely customized location and programmatic marketing technology platform for Latin American markets.

"Latin America is the first stage of our product expansion strategy," said Mobiquity Technologies CEO Dean Julia. "We anticipate considerable revenue growth will come from the marriage of our location, data and programmatic products that are uniquely positioned for International media markets.  We are excited that such a dominant player in the Latin American markets like Admovil would partner with our team at Mobiquity."

Alberto Pardo, CEO of Adsmovil also commented on the new partnership, "The industry overly relies on programmatic technologies designed for US markets that do not understand the nuances of the Latin American media buying environments. "To offer a platform totally customized for Latin American markets makes a lot of sense."

The new programmatic platform includes location mapping of custom retail venues and points of interest (POI's) for Latin America.  Mobiquity maintains the largest POI database available to marketers, with over 5.5 million physical retail and civic locations mapped as individual polygons in the United States.  The Adsmovil partnership significantly expands this polygon database to include Latin American markets.

"Latin America is rapidly becoming a mobile first region, making location data services an important part of any brand strategy," continued Mr. Pardo. "There exists an unserved market for location technologies, and we see important signs that the market is awaking and demanding services such as foot traffic, POI customization, polygon mapping and so on."

In addition, the Mobiquity Technologies platform will include Portuguese and Spanish user interfaces.  Adsmovil will operate the Mobiquity Technologies platform from their offices in Brazil, Mexico, Columbia, Argentina, Chile and Peru. A recent report by eMarketer highlights Latin America as home to three of the world's most dominant digital advertising markets. In 2019, there are projected year-over-year increases in spend of 15% for Mexico and 13% for both Brazil and Argentina. Brazil will be the second-fastest-growing programmatic digital ad market in annual terms in 2019, becoming only the seventh programmatic market to reach a billion-dollar valuation next year, with a 45% increase year over year. And Mexico is also expected to reach $5.15 billion in ad spend in 2019, with mobile accounting for 26.5% of the spend.

About Mobiquity Technologies (www.mobiquitytechnologies.com)

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. The company maintains the largest location database available to advertisers and marketers through their data services division. Through Mobiquity Technologies' Advangelists subsidiary (www.advangelists.com), the company also provides programmatic advertising technologies and precise mobile data insights on consumer behavior.

ABOUT ADSMOVIL:
Adsmovil is the leading and pioneer U.S. Hispanic mobile media company, with offices in key Hispanic markets and a presence in major Hispanic cities across the country. The company's focus on the U.S. Hispanic market enables its clients to reach more than 47.7% of the total Mobile USH audience. Always adapting new technologies, Adsmovil has been a leader in Hispanic Mobile Advertising since 2012. For more info visit www.adsmovil.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For more information email: press@mobiquitytechnologies.com